FOR IMMEDIATE RELEASE

CatchMark Reports Solid First Quarter 2016 Results
Total Revenues Increase 34%; Adjusted EBITDA Up 47% Year-Over-Year; Second Quarter Dividend Declared - Increasing Payout 8%
ATLANTA - May 5, 2016 - CatchMark Timber Trust, Inc. (NYSE: CTT) reported today that gains from recent timberland acquisitions and advantageous early-in-the-year timber sales helped propel strong year-over-year revenues and Adjusted EBITDA growth for the quarter ended March 31, 2016.
As a result, CatchMark also announced a $0.135 dividend per share for stockholders of record on May 27, 2016, payable on June 16, 2016. Previously, CatchMark had declared $0.125 per share dividends payable each quarter since second quarter 2014.
Company highlights for the first quarter of 2016 include:

•	Increased revenues by 34% to $27.2 million for the three months ended March 31, 2016 from $20.2 million for the three months ended March 31, 2015.

•	Increased Adjusted EBITDA to $16.1 million compared to $11.0 million for the three months ended March 31, 2015, a 47% increase.

•	Increased gross timber sales revenue by approximately 34% over first quarter 2015 to $17.5 million.

•	Increased total harvest volume by 36% to 596,900 tons, compared to 437,400 tons in the first quarter 2015.

•	Realized an increase in average net stumpage prices for pulpwood of 8% compared to first quarter 2015.

•	Acquired fee simple interests in approximately 8,700 acres of timberlands located in Georgia and South Carolina for $12.2 million, excluding closing costs, in two separate transactions.

•	Completed $8.7 million in timberland sales, comprising approximately 5,000 acres.

•	Paid a dividend of $0.125 per share on March 16, 2016.

•	Achieved recertification of sustainable forest management practices following an audit to SFI Forest Management standards, conducted at the end of March.
Jerry Barag, CatchMark's President and CEO, said: "During the quarter we opportunistically accelerated our annual harvest to take advantage of favorable overall pulpwood pricing in select markets, and actively managed planned sales volumes to lower risk for meeting our 2016 earnings goals. Overall, we expect sawtimber pricing to increase later in the year as improvements in the housing market lift demand and cut into inventories. The integration of recent acquisitions has boosted performance and our pipeline of new acquisitions targeting premium timberlands is robust for supporting our ongoing growth objectives. We are particularly pleased about the Carolinas Midlands III transaction, our single, largest acquisition since listing, which is scheduled to close in late second quarter or early third quarter. This acquisition will add nearly 52,000 acres of prime timberlands in an excellent mill market to complement and significantly expand our existing South Carolina holdings.”
Willis J. Potts, Jr., CatchMark's Chairman of the Board, said: "CatchMark’s strategy of purchasing the highest quality timberlands and assuring sustainable operations continues to produce solid year-over-year results, durable earnings and the potential for dividend growth. The SFI audit results, in particular, emphasize our commitment to the highest standards of forest stewardship, which support our long-term approach for achieving a trajectory of stockholder gains.”
Increase in Quarterly Dividend
The declared $0.135 dividend for the second quarter 2016 represents an 8% increase over the first quarter 2016 payout, and a nearly 23% increase over CatchMark’s initial $0.11 dividend paid out during first quarter 2014.
Barag added, “The increase in our dividend reflects confidence in the company’s long-term cash flows and our commitment to delivering stockholder returns. It directly results from realizing the impact of our key investment drivers which support long-term growth and durable cash flows- accretive acquisitions of prime timberlands, proactive management to meet changing market demand, operations located in high demand markets, and sustainable forest management practices.”
Results for First Quarter Ending March 31, 2016
Revenues increased to $27.2 million for the three months ended March 31, 2016 from $20.2 million for the three months ended March 31, 2015 due to an increase in timber sales revenue of $4.4 million and an increase in timberland sales revenue of $2.5 million. Gross timber sales revenue increased 34% as a result of a 36% increase in harvest volume, offset by slightly lower pricing. Properties acquired within the last 12 months generated $2.1 million of timber sales revenue and properties held longer than 12 months contributed another $2.8 million to the increase in timber sales revenue, resulting from successful integration of properties acquired since the company’s public listing and higher volumes from legacy timberlands. Sawtimber represented 44% of the harvest mix in the first quarter of 2016 compared to 40% in the first quarter of 2015.

	Three Months Ended March 31, 2015	Changes attributable to:		Three Months Ended March 31, 2016
(amounts in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$6,811	$4	$1,717	$8,532
Sawtimber (2)	6,283	(535)	3,221	8,969
	$13,094	$(531)	$4,938	$17,501

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.

Net loss decreased to $0.6 million for the three months ended March 31, 2016 from $0.8 million for the three months ended March 31, 2015 as a result of a $0.7 million increase in operating income offset by a $0.5 million increase in our interest expense.
Adjusted EBITDA
The discussion below is intended to enhance the reader's understanding of CatchMark’s operating performance and ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization ("EBITDA") is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, CatchMark has excluded certain other expenses due to their non-cash nature, and refers to this measure as "Adjusted EBITDA." As such, CatchMark’s Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of the company’s operating performance. Due to the significant amount of timber assets subject to depletion and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of CatchMark’s financial condition and performance. The company’s credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.
For the three months ended March 31, 2016, Adjusted EBITDA was $16.1 million, a $5.1 million increase from the three months ended March 31, 2015, primarily due to a $3.1 million increase in net timber sales and a $2.6 million increase in net cash received from timberland sales, offset by a $0.3 million increase in cash, general, and administrative expenses and a $0.2 million increase in forestry management expenses
The reconciliation of net loss to Adjusted EBITDA for the three months ended March 31, 2016 and 2015 follows:

	Three Months Ended March 31,
(amounts in thousands)	2016	2015
Net loss	$(587)	$(817)
Add:
Depletion	7,784	6,202
Basis of timberland sold	7,327	4,567
Amortization (1)	217	180
Stock-based compensation expense	276	178
Interest expense (1)	1,079	652
Adjusted EBITDA	$16,096	$10,962

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Timberland Sales
Timberland sales revenue increased to $8.7 million for the three months ended March 31, 2016 from $6.2 million for the three months ended March 31, 2015 due to selling more acres in 2016. The average sales price per acre sold decreased in the current year, but CatchMark retained harvest rights to approximately 100,000 tons of merchantable timber on the acreage sold, which has a book value of approximately $2.4 million.
Share Repurchase
As part of the ongoing $30 million stock repurchase program begun in August 2015, CatchMark repurchased 242,429 shares of common stock for $2.5 million during the first quarter. As of March 31, 2016, CatchMark had 38.8 million shares of common stock outstanding and may purchase up to an additional $21.5 million under the program.
Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. EDT on Friday, May 6, 2016 to discuss these results and the Carolinas Midlands III acquisition. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers.  Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com.  A replay of this webcast will be archived on the company's website shortly after the call.
About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 428,700 acres* of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website.

Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of March 31, 2016.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, that we expect sawtimber pricing to increase later in the year as a result of improvements in the housing market, that our acquisitions pipeline appears robust, that the Carolinas Midlands III acquisition will close in the late second quarter or early third quarter of this year, that there is a potential for dividend growth. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; (x) the closing conditions for the acquisition of the Carolinas Midlands III timberland may not be satisfied and, as a result, the acquisition may not be completed when we currently expect or at all; and (xi) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts
Investors:                                                                  Media:
Brian Davis                                                             Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                       (203) 268-0158
info@catchmark.com                                            marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)

	(Unaudited) Three Months Ended March 31,
	2016	2015
Revenues:
Timber sales	$17,501	$13,094
Timberland sales	8,666	6,174
Other revenues	1,014	976
	27,181	20,244
Expenses:
Contract logging and hauling costs	6,423	5,120
Depletion	7,784	6,202
Cost of timberland sales	7,699	5,006
Forestry management expenses	1,352	1,121
General and administrative expenses	2,047	1,668
Land rent expense	171	203
Other operating expenses	1,035	938
	26,511	20,258
Operating (loss) income	670	(14)

Other income (expense):
Interest income	11	—
Interest expense	(1,268)	(803)
	(1,257)	(803)
Net loss available to common stockholders	$(587)	$(817)

Weighted-average common shares outstanding - basic and diluted	38,878	39,253

Net loss per-share available to common stockholders - basic and diluted	$(0.02)	$(0.02)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per-share amounts)

	March 31, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$14,309	$8,025
Accounts receivable	2,166	2,562
Prepaid expenses and other assets	3,581	3,277
Deferred financing costs, less accumulated amortization of $145 and $123 as of March 31, 2016 and December 31, 2015, respectively	332	354
Timber assets (Note 3):
Timber and timberlands, net	582,809	584,854
Intangible lease assets, less accumulated amortization of $935 and $934 as of March 31, 2016 and December 31, 2015, respectively	22	23
Total assets	$603,219	$599,095

Liabilities:
Accounts payable and accrued expenses	$3,393	$3,307
Other liabilities	4,412	3,703
Note payable and line of credit, less net deferred financing costs (Note 4)	193,466	181,047
Total liabilities	201,271	188,057

Commitments and Contingencies (Note 6)	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 38,772 and 38,975 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	388	390
Additional paid-in capital	605,040	607,409
Accumulated deficit and distributions	(200,739)	(195,341)
Accumulated other comprehensive loss	(2,741)	(1,420)
Total stockholders’ equity	401,948	411,038
Total liabilities and stockholders’ equity	$603,219	$599,095

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(Unaudited) Three Months Ended March 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(587)	$(817)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	7,784	6,202
Other amortization	28	29
Stock-based compensation expense	276	178
Noncash interest expense	189	151
Basis of timberland sold	7,327	4,567
Changes in assets and liabilities:
Accounts receivable	396	(623)
Prepaid expenses and other assets	(187)	49
Accounts payable and accrued expenses	157	763
Other liabilities	(613)	(827)
Net cash provided by operating activities	14,770	9,672

Cash Flows from Investing Activities:
Timberland acquisitions	(12,504)	(14,517)
Capital expenditures (excluding timberland acquisitions)	(737)	(846)
Net cash used in investing activities	(13,241)	(15,363)

Cash Flows from Financing Activities:
Proceeds from note payable	13,000	14,500
Repayments of note payable	—	(498)
Financing costs paid	(787)	(209)
Dividends paid to common stockholders	(4,811)	(4,919)
Repurchases of common shares	(2,647)	—
Net cash provided by financing activities	4,755	8,874
Net increase in cash and cash equivalents	6,284	3,183
Cash and cash equivalents, beginning of period	8,025	17,365
Cash and cash equivalents, end of period	$14,309	$20,548

SELECTED DATA

	2016	2015
	Q1	Q1
Timber Sales Volume ('000 tons)
Pulpwood	336	262
Sawtimber	261	175
Total	597	437

Delivered % as of total volume	60%	65%
Stumpage % as of total volume	40%	35%

Net timber sales price ($ per ton)
Pulpwood	$14	$13
Sawtimber	$24	$26

Timberland Sales
Gross Sales (1) ('000)	$8,666	$6,174
Acres Sold	4,982	3,400
Price per acre	$1,739	$1,816

Timberland Acquisitions
Gross Acquisitions (1) ('000)	$12,170	$14,533
Acres Acquired	8,738	7,668
Price per acre ($/acre)	$1,393	$1,895

Period End Acres ('000)
Fee	405	369
Lease	24	29
Total	429	398
(1) Exclusive of closing costs.